UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2013

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30975 (Commission File Number)

91-1789357 (IRS Employer Identification Number)

12325 Emmet Street Omaha, NE (Address of principal executive offices)	68164 (Zip Code)

(402) 452-5400 (Registrant’s telephone number, including area code)
Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2013 (the “Effective Date”), Transgenomic, Inc. (“Transgenomic”) entered into a Collaboration Agreement (the “Collaboration Agreement”) with PDI, Inc. a Delaware corporation d/b/a Interpace Diagnostics (“Interpace”). Pursuant to the Collaboration Agreement, Transgenomic appointed Interpace as its exclusive marketer and promoter of Transgenomic’s diagnostic test, CardioPredict Pharmacogenomic Optimization Panel (“CardioPredict”), solely in the cardiology field in the United States. A summary of certain terms of the Collaboration Agreement is set forth below.

Under the Collaboration Agreement, Interpace will, among other things, provide sales representatives and ensure that a certain minimum number of units of CardioPredict in the cardiology field in the United States will be sold through Interpace’s efforts. Transgenomic will, among other things, provide all specimen testing kits, conduct all specimen testing, and provide support to Interpace in its efforts, including reasonably necessary product support to assist Interpace in its implementation and execution of the commercialization plans.

The Collaboration Agreement provides that the collaboration between the parties will consist of up to two phases. In phase one, Interpace will be required to, among other things, implement a commercialization plan to market and promote CardioPredict in the cardiology field as a pilot program in the United States for a specified period, subject to extension in certain circumstances. During this phase, Interpace and Transgenomic will share profits according to ranges based on sales volume.

Interpace may, at any time during phase one, notify Transgenomic that it elects to proceed to phase two; otherwise, after the expiration of phase one, Interpace may only proceed to phase two if Transgenomic agrees in writing. During phase two, it is anticipated that Interpace will, among other things, expand its infrastructure for more comprehensive marketing and promotional efforts for CardioPredict. During phase two, Interpace and Transgenomic will share profits according to ranges based on sales volume.

Pursuant to the Collaboration Agreement, Interpace also agreed, from time to time during phase two, to make certain loans to Transgenomic in such amounts as reasonably requested by Transgenomic, subject to certain terms and conditions. Such loans would be made in the form of secured convertible notes and would be convertible at any time at the option of Interpace into shares of common stock of Transgenomic at a conversion rate of $0.75 per share, subject to adjustment in certain circumstances. The aggregate amount of such loans outstanding at any time may not exceed $3,000,000, and the loans will be secured by a lien on Transgenomic’s assets.

Pursuant to the Collaboration Agreement, the parties have also agreed to discuss the possible commercialization of Transgenomic’s diagnostic test, Clopidogrel Genetic Absorption Activation Panel (“C-GAAP”). Transgenomic also agreed to provide certain first negotiation rights to Interpace with respect to expanded commercialization of CardioPredict and other diagnostic tests inside the cardiology field in the United States, provided, in each case, that Transgenomic will retain the right to carry out such commercialization activities itself.

The Collaboration Agreement will expire automatically upon the expiration of phase one unless Interpace elects to proceed to phase two, in which case the Collaboration Agreement will expire ninety (90) days following the eighth (8th) year anniversary of the date that phase two began, subject to an annual automatic renewal unless either party provides notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the current term. The parties also have certain termination rights upon the occurrence of, among other things, a material uncured breach by the other party.

The foregoing description of the Collaboration Agreement does not purport to be a complete description of all of the terms of the Collaboration Agreement and is qualified in its entirety by reference to the full text of the Collaboration Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Transgenomic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (the “Form 10-Q”) or Annual Report on Form 10-K for the year ending December 31, 2013 (the “Form 10-K”). Certain terms of the Collaboration Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the Collaboration Agreement to be attached as an exhibit to the Form 10-Q or Form 10-K, as applicable, pursuant to a Confidential Treatment Request that Transgenomic plans to submit to the Securities and Exchange Commission at the time of the filing of such Form 10-Q or Form 10-K.

Item 8.01.	Other Events.

On October 15, 2013, Transgenomic issued the press release attached hereto as Exhibit 99.1 regarding the Collaboration Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by Transgenomic, Inc. on October 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 15, 2013	TRANSGENOMIC, INC.

By /s/ Mark P. Colonnese Mark P. Colonnese Executive Vice President and Chief Financial Officer